EXHIBIT 99.01

Exhibit 99.01    Press release, dated August 7, 2003.

[TAITRON COMPONENTS INCORPORATED LOGO]

28040 West Harrison Parkway, Valencia, CA 91355

Phone (661) 257-6060 / Fax (661) 294-1108

Contact: Stewart Wang, CEO and President

FOR IMMEDIATE RELEASE

TAITRON REPORTS SECOND QUARTER 2003 RESULTS;

NASDAQ NOTIFICATION; AND PLANS TO APPLY FOR LISTING

ON NASDAQ SMALLCAP MARKET

LOS ANGELES, California — August 7, 2003 — Taitron Components Incorporated (Nasdaq:TAIT) today announced financial results for its second quarter ended June 30, 2003.

The Company reported net sales of $2,324,000, for the quarter ended June 30, 2003, a decrease of 35% compared with $3,579,000 for the same quarter a year earlier. The Company also reported a net loss of $ 92,000 or $0.02 loss per basic and diluted share for the quarter ended June 30, 2003, compared with a net loss of $743,000, or $0.13 loss per basic and diluted share for the same quarter last year.

Stewart Wang, president and chief executive officer, said, “The second quarter net sales results were lower than expected, primarily from our higher average sales pricing as compared with our competitors and the continued overall weak demand experienced in our industry. Our higher prices have been addressed with many of our key suppliers, receiving their support in efforts to start marketing and pricing our products more aggressively.”

He also added that the Company continues efforts of cost cutting by reducing inventory levels, repaying outstanding debt and disposing of non-performing assets.

Taitron also announced today that due to the market value of its publicly held shares, the Company has received notice that it’s not in compliance with The Nasdaq National Market continued listing requirements. Nasdaq is allowing Taitron through August 19, 2003 to regain compliance. If Taitron cannot demonstrate compliance before that date, Nasdaq staff may notify Taitron of a determination to delist the Company’s securities. If an initial delisting decision is made by the staff,

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Taitron Components Incorporated

Press Release, August 7, 2003

Taitron may appeal the decision as permitted by Nasdaq rules. Nasdaq also stated that Taitron may apply to transfer its securities to The Nasdaq SmallCap Market before August 19, 2003.

In response to this Nasdaq notification, Taitron announced today that it plans to apply for listing on the Nasdaq SmallCap Market and retain its ticker symbol of TAIT.

Taitron, based in Valencia, California, is the “Discrete Components Superstore.” The Company distributes a wide variety of transistors, diodes and other discrete semiconductors, optoelectronic devices and passive components utilized by original equipment manufacturers and contract electronic manufacturers, as well as distributed through other electronic distributors.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements projected. Potential risks and uncertainties include, but are not limited to, such factors as general economic conditions, fluctuations in product demand and market acceptance, the Company’s ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, risks of foreign operations, and other information detailed from time to time in the Company’s reports filed or to be filed with the United States Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. Additionally, the Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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TAITRON COMPONENTS INCORPORATED

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$2,324	$3,579	$5,479	$7,285

Cost of goods sold	1,594	2,645	3,782	5,328

Gross profit	730	934	1,697	1,957

Selling, general and administrative expenses	768	1,168	1,617	2,364

Operating loss	(38)	(234)	(80)	(407)

Interest expense, net	91	107	199	231

Other income, net	(37)	(50)	(33)	(139)

Loss before income taxes	(92)	(291)	(86)	(499)

Income tax provision (1)	—	452	—	437

Net loss	$(92)	$(743)	$(86)	$(936)

Basic & diluted loss per share	$(0.02)	$(0.13)	$(0.02)	$(0.17)

Basic & diluted weighted average shares outstanding	5,682,401	5,716,319	5,666,667	5,684,894

(1)	Net of one time charge for fully reserving deferred income taxes in the amount of $492,000 in the second quarter of 2002.